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                                                                    EXHIBIT 21.1



                            SIGNIFICANT SUBSIDIARIES



Grand Harbor Associates, Inc., a Florida corporation

American Property Investments, Inc., a Washington corporation

VMIF Charles County Corp., a Delaware corporation

VMIF Southbridge Corp., a Delaware corporation

VMIF Wayside Corp., an Illinois corporation